April 18, 2007

To Our Shareholders

On July 16th, I will retire as president and chief executive officer of Capital Southwest Corporation. Thereafter, I will serve as chairman of the board in a non-executive capacity. I will still have an office at Capital Southwest and will still be involved in our investment activities, but will devote less time to the company's business.

My successor is Gary L. Martin, who joined Capital Southwest in 1972, is a vice president of our company and has been a director since 1988. Since 1979, he has been president of The Whitmore Manufacturing Company in Rockwall, Texas (near Dallas), a very profitable industrial lubricants company wholly-owned by Capital Southwest. Gary Martin's combination of investment and operating experience equips him to be an effective leader of Capital Southwest. I am confident he will be instrumental in sustaining our growth and maintaining an appropriate balance between our long-term holdings and our continuing new investments.

Over 45 years have passed since I joined Capital Southwest Corporation as an investment analyst on April 1, 1962, and 27 years have passed since I was named president in 1980. I am indeed fortunate to have devoted most of my career to this fascinating business. I have made many mistakes, but I have always managed this company for the benefit of our long-term shareholders. The extent to which our shareholders (including me) have been rewarded is detailed in the attached press release.

As I approach retirement, I commend all of the officers, directors and staff members of Capital Southwest Corporation and its portfolio companies, whose dedicated service during the past half century has built our company's excellent record and well-deserved reputation. It is a fitting tribute that Capital Southwest was recently included in Forbes.com's List of America's 100 Most Trustworthy Companies.


                                    Sincerely,

                                    /s/  William R. Thomas
                                    ----------------------
                                    Name: William R. Thomas
                                    Title: President and Chief Executive Officer